UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

COWEN GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 Lexington Avenue

New York, NY 10022

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Estimated Unaudited Assets Under Management

The Company is disclosing to investors in the private investment funds that it manages that, as of May 1, 2013, the estimated unaudited amount of assets under management was approximately $9.3 billion, which reflects a net increase of approximately $0.3 billion since April 1, 2013. The Company’s estimate of assets under management is inclusive of performance for the month ended April 30, 2013 and capital flows as of May 1, 2013.

Platform	April 1, 2013	Net Flows / Performance	May 1, 2013
		(dollars in millions)
Hedge Funds (a) (b) (c)	2,569	127	2,696
Alternative Solutions (d)	3,022	181	3,203
Ramius Trading Strategies (e)	119	6	125
Real Estate (a)	1,661	18	1,679
Healthcare Royalty Partners (f) (g)	1,473	—	1,473
Other	90	(5)	85
Total	8,934	327	9,261

(a)         The Company owns between 30% and 55% of the general partners or managing members of the real estate business, the activist business and the long/short credit business (as of January 1, 2013) (the single strategy hedge funds). We do not possess unilateral control over any of these general partners or managing members.

(b)         Includes approximately $101.6 million of committed but undrawn capital that will only be charged fees when invested.

(c)          These amounts include the Company’s invested capital of approximately $116.3 million and $117.0 million as of May 1, 2013, April 1, 2013, respectively.

(d)         These amounts include the Company’s invested capital of approximately $1.54 million and $1.55 million as May 1, 2013, April 1, 2013, respectively.

(e)          These amounts include the Ramius Trading Strategies Managed Futures Fund and the Company’s invested capital of approximately $2.5 million and $2.4 million as of May 1, 2013, April 1, 2013, respectively.

(f)           These amounts include the Company’s invested capital of approximately $12.7 million and $12.8 million as of May 1, 2013, April 1, 2013, respectively

(g)          This amount reflects committed capital.

(h)         Net performance is net of all management and incentive fees and includes the effect of any foreign exchange translation adjustments and leverage in certain funds.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Dated: May 31, 2013	By:	/s/ Owen S. Littman
	Name:	Owen S. Littman
	Title:	General Counsel

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